Exhibit 23.1

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Sears, Roebuck and Co. and the Sears 401(k) Profit Sharing Plan on Form S-8 of our report dated February 8, 2002 appearing in the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended December 29, 2001 and of our report dated May 10, 2002 appearing in the Annual Report on Form 11-K of Sears 401(k) Savings Plan for the year ended December 31, 2001.

/s/Deloitte & Touche LLP

December 20, 2002